FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206677-21

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated December 6, 2017, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Prospectus Dated December 6, 2017)

$612,049,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2017-C42
(Central Index Key Number 0001723291)
as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)

as Depositor

Barclays Bank PLC

(Central Index Key Number 0000312070)

Starwood Mortgage Funding II LLC
(Central Index Key Number 0001682523)

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Rialto Mortgage Finance, LLC
(Central Index Key Number 0001592182)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-C42

This is a supplement (“Supplement”) to the prospectus dated December 6, 2017 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Structural Update

The certificate balance of the Class A-3 certificates is being decreased to $147,000,000 and the certificate balance of the Class A-4 certificates is being increased to $287,780,000. Accordingly, the information in the tables on the cover of the Preliminary Prospectus and on page 3 thereof in respect of the Class A-3 and Class A-4 certificates is revised as follows:

Class	Approx. Initial Certificate Balance or Notional Amount(1)	Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-3	$ 147,000,000	30.000%	%		November 2027	9.80	12/26 – 11/27
A-4	$ 287,780,000	30.000%	%		December 2027	9.94	11/27 – 12/27

(1)	Approximate, subject to a permitted variance of plus or minus 5%.
(2)	The approximate initial credit support percentages with respect to the Class A-3 and Class A-4 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-BP certificates in the aggregate. The RR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-retained certificates, on the other hand, pro rata, in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention” in the Preliminary Prospectus.
(3)	The assumed final distribution dates set forth in the Preliminary Prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date” in the Preliminary Prospectus.
(4)	The weighted average life (years) and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” in the Preliminary Prospectus and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

All other references to the approximate initial certificate balance of each of the Class A-3 and Class A-4 certificates, the assumed final distribution date of each of the Class A-3 and Class A-4 certificates and the weighted average life of each of the Class A-3 and Class A-4 certificates in the Preliminary Prospectus are also revised to reflect the information reflected in the chart above.

Wells Fargo Securities Co-Lead Manager and Joint Bookrunner	Barclays Co-Lead Manager and Joint Bookrunner
Academy Securities Co-Manager

The date of this Supplement is December 8, 2017

Allocations among the underwriters under “Method of Distribution (Underwriter)” in the Preliminary Prospectus for the Class A-3 and Class A-4 certificates are allocated based on the updated certificate balance of the Class A-3 and Class A-4 certificates and in the same respective proportions as set forth in the Preliminary Prospectus.

Additionally, the approximate % of initial pool balance reflected on page 36 of the Preliminary Prospectus for each of the Class A-3 and Class A-4 certificates is revised to 19.737% and 38.638%, respectively.

In addition, the tables in respect of the Class A-3 and Class A-4 certificates on page 505 and page 506 of the Preliminary Prospectus are revised as follows:

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	99%	99%	99%	99%	99%
December 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.80	9.73	9.66	9.58	9.41

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.94	9.93	9.91	9.86	9.59

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